Exhibit 99.1

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, IL 60563

News Release

Investor Contact	Media Contact
Mike Steele	Julie Treon
630 864 6826	630 864 6155

For Immediate Release: February 11, 2013

OFFICEMAX TO RECEIVE APPROXIMATELY $129 MILLION IN CASH PROCEEDS

FROM BOISE CASCADE HOLDINGS, L.L.C.

RETAINS OWNERSHIP OF 20.4% IN VOTING EQUITY SECURITIES

Naperville, Ill. – OfficeMax® Incorporated (NYSE:OMX), a leader in office and facility supplies, technology and services, today announced that it will receive approximately $129 million in cash proceeds on February 12, 2013 related to its October 2004 investment in Boise Cascade Holdings, L.L.C. (“BCH”). Since 2004, OfficeMax has held two classes of securities in BCH, non-voting equity securities (“Series A Units”) and voting equity securities (“Series B Units”).

BCH will redeem all of the Series A Units held by OfficeMax for $112 million, equal to the original investment amount of $66 million plus $46 million of total accrued dividends. As previously disclosed, OfficeMax had been recording income earned from the 8% annual dividend yield on the Series A Units as a reduction of operating, selling and general and administrative expenses in its Corporate & Other segment. This dividend income will cease upon completion of the redemption of the Series A Units on February 12, 2013.

OfficeMax also continues to hold a 20.4% ownership interest in the Series B Units of BCH, which do not accrue any dividend. OfficeMax has accounted for the Series B Units under the cost method as a $109 million investment on its consolidated balance sheet since October 2004. BCH has declared a distribution of approximately $85 million payable on February 12, 2013 to the holders of its Series B Units, of which OfficeMax’s share of proceeds is approximately $17 million. This distribution on the Series B Units will be recognized as income by OfficeMax and will not reduce the $109 million investment amount.

Ravi Saligram, President and Chief Executive Officer of OfficeMax said, “We’re very pleased to have monetized a portion of this non-core Boise asset. Together with the removal of the Lehman-backed timber notes and reducing the unfunded pension liability, we have made great strides in optimizing our balance sheet over the past several months. We are considering the best way to utilize these proceeds to maximize shareholder value.”

Following the redemption of the Series A Units and the distribution on the Series B Units, BCH will continue to hold approximately $28 million of cash and own 29,700,000 common shares of Boise Cascade Company (NYSE: BCC), which completed its initial public stock offering today.

Bruce Besanko, EVP, Chief Financial Officer and Chief Administrative Officer of OfficeMax said, “Following the receipt of these proceeds, we’ll retain our BCH Series B Units which represent an indirect ownership interest of approximately 6 million shares or approximately 14% of the common equity of Boise Cascade Company.”

OfficeMax has carried a $180 million deferred book gain on its consolidated balance sheet related to its investment in BCH in October 2004. The redemption of the Series A Units is expected to trigger recognition of a pre-tax operating gain of approximately $68 million representing the portion of the deferred gain attributable to the Series A Units. The remaining $112 million of deferred gain attributable to the Series B Units will remain on OfficeMax’s consolidated balance sheet until such time as the Series B Units are sold or redeemed. OfficeMax does not expect it will be required to pay any cash taxes as a result of the redemption of the Series A Units and the distribution on the Series B Units.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in integrating products, solutions and services for the workplace, whether for business or at home. The OfficeMax mission is simple: We provide workplace innovation that enables our customers to work better. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and consumers. OfficeMax consumers and business customers are served by approximately 29,000 associates through OfficeMax.com; OfficeMaxSolutions.com and Reliable.com; more than 900 stores in the U.S. and Mexico; and direct sales and catalogs. OfficeMax has been named one of the 2012 World’s Most Ethical Companies, and is the only company in the office supply industry to receive Ethics Inside® Certification by the Ethisphere Institute. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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